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                                                                    EXHIBIT 12.1

                                BEA Systems, Inc.
                       Ratio of Earnings to Fixed Charges
                          (all amounts in thousands)

                                                                                    Fiscal years ended
                                                                                        January 31,
                                                        ---------------------------------------------------------------------
                                                           2001            2000            1999         1998          1997
                                                        ---------------------------------------------------------------------

Income (loss) before income taxes                       $ 47,462         $ (5,657)     $ (46,726)    $ (20,068)     (87,034)

Add fixed charges                                         35,426           29,385         16,615         8,531        8,238

                                                        ---------------------------------------------------------------------
Earnings (as defined)                                   $ 82,888         $ 23,728      $ (30,111)    $ (11,537)    $(78,796)
                                                        =====================================================================

Fixed charges:
     Interest expense (1)                                 22,674           12,363         10,426         6,054        6,727

     Portion of rent expense representative
         of interest                                      10,321            7,779          5,528         2,477        1,511
     Amortization of debt premium and issuance costs       2,431            9,243            661             -            -

                                                        ---------------------------------------------------------------------
           Total fixed charges                          $ 35,426         $ 29,385       $ 16,615       $ 8,531      $ 8,238
                                                        =====================================================================

Ratio of earnings to fixed charges                          2.34           *              *              *            *
                                                        =====================================================================
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*    Earnings (as defined) were insufficient to cover fixed charges by $5,657,
     $46,726, $20,068 and $87,034 for the fiscal years ended January 31, 2000,
     1999, 1998 and 1997, respectively.

(1) Excludes debt conversion premium of $236 and $8,054 in fiscal 2001 and 2000, respectively, which is included in amortization of debt premium and issuance costs.